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                                                               Exhibit 10(xxvii)


                              EMPLOYMENT AGREEMENT


         This Employment Agreement is entered into as of the _____day of ___________, 1997, by and between Robert A. Mayer ("Executive") and Coventry Corporation ("Employer"), a Delaware corporation with its principal place of business at 53 Century Boulevard, Suite 250, Nashville, TN 37214, and HealthAmerica Pennsylvania, Inc. ("HAPA"), a Pennsylvania corporation with its principal place of business at Five Gateway Center, Pittsburgh, Pennsylvania 15222.

                              W I T N E S S E T H:

         WHEREAS, Executive desires to enter into an employment relationship with Employer and HAPA, and Employer and HAPA desire to employ Executive; and

         WHEREAS, Executive, Employer and HAPA desire to set forth in a written agreement the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. On the Date of Employment (as defined in Section 3 below), Executive shall be engaged by Employer as its Senior Vice President and by Employer's subsidiary, HealthAmerica Pennsylvania, Inc. ("HAPA") as its Chief Operations Officer. Executive hereby agrees to such employment on and after the Date of Employment under the terms and conditions hereinafter set forth.

         2. DUTIES. As Senior Vice President of Employer and Chief Operations Officer of HAPA, Executive shall report to the President and Chief Executive Officer of Employer and the President and Chief Executive Officer of HAPA, shall be responsible for broad executive responsibilities in both the operations and senior general management areas, including, but not limited to, the establishment and implementation of policies and directives, formulation of long range plans, goals and objectives, effective management of employees, and such other powers and duties normally associated with such position or as may be delegated or assigned to Executive by Employer's or HAPA's President and Chief Executive Officer. During the term of this Agreement, Executive shall also serve without additional compensation in such other offices of the Employer or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors of Employer or its subsidiaries or affiliates, respectively.

         3. DATE OF EMPLOYMENT. Executive's employment shall commence on February 10, 1996 (the "Date of Employment").



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         4. INITIAL TERM. Subject to the terms and conditions set forth herein,
Executive shall be employed hereunder for an initial term of two years beginning on the Date of Employment. If at the end of the initial term a new employment contract is not executed, the term of this Agreement shall continue on a year-to-year basis in the absence of notice of either party.

         5. BASE COMPENSATION. For all duties rendered by Executive, Employer shall pay Executive a base salary ("Base Salary") of Two Hundred Twenty-five Thousand Dollars ($225,000), annually, to be reviewed on an annual basis based upon the performance of Executive. The Base Salary shall be paid to Executive in equal semi-monthly payments in accordance with Employer's normal payroll policies.

         6. ADDITIONAL COMPENSATION. During the period of this Agreement and as a result of employment under this Agreement, Executive shall receive or be eligible for the following additional compensation:

         EMPLOYER STOCK OPTIONS: Executive will be granted a nonqualified stock option to purchase 100,000 shares of Common Stock of Employer at an exercise price per share equal to the closing price per share of the Common Stock of Employer as reported on the Nasdaq National Market on either the date Executive accepts employment or the Date of Employment, whichever date has the lower closing price. The option will vest at a rate of one-third of the shares per year over a three-year vesting period beginning on the date of grant, or in the event substantially all of the capital stock or assets of Employer are sold or transferred or Employer is merged into or consolidated with another unaffiliated entity, then the option will become fully vested on the date of closing. The option will expire on the tenth anniversary of the Date of Employment unless sooner terminated by Executive terminating his employment hereunder. The option shall be granted under and in accordance with the terms and conditions of the 1989 Stock Option Plan, as amended, and a letter agreement between Executive and Employer dated either the Date of Employment or Executive's acceptance date, as the case may be.

         BONUS COMPENSATION: Executive shall be eligible for an annual bonus ("Bonus") potential of 50% of Base Compensation, which shall be determined as follows: (i) up to 50% shall be based upon achievement of budget and other operational performance factors, and (ii) all or any part of the remaining 50% shall be granted in the sole discretion of the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Employer. Executive's bonus and performance factors shall be determined on an annual basis by the Committee.

         DISCRETIONARY EXPENSE ALLOWANCE: Executive shall be entitled to a discretionary car or other expense allowance of $600.00 per month.

         OTHER BENEFITS: Executive will be eligible for participation in any employee benefit programs available to officers of Employer from time to time as provided in Section 15 below.



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         7. EXPENSES AND COSTS OF RELOCATION. Executive shall be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer and its subsidiaries or affiliates upon presentation of vouchers in accordance with the usual and customary procedure of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefor.

         Executive shall also be reimbursed for expenses associated with the relocation of Executive to Employer's designated location. The extent and amount of such expense shall be consistent with the Relocation Policy attached as Exhibit "A".

         8. EXTENT OF SERVICE. Executive shall devote substantially all of his working time, attention and energies to the business of the Employer and HAPA and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Employer; but except as provided in Section 13(b), this Section shall not prevent Executive from serving as a director of other entities not affiliated with Employer, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect Executive's ability to perform his duties under this Agreement.

         9. TERMINATION OF EMPLOYMENT. Employer may terminate this Agreement with or without cause at any time during the term of this Agreement. If the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 24 below), the following provisions will apply:

        (a) Employer shall during the Severance Period (as defined in Section 24 below), continue to pay Executive an amount equal to:

            (i) Executive's Base Salary at the time of termination of employment; and

            (ii) That portion of Executive's Bonus based on achievement of budget and other operational performance factors, if the criteria is met.

            Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment.

        (b) During the Severance Period Executive and his spouse and family will continue to be covered by all Welfare Plans (as defined in Section 24 below), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans



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             is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or
             (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition.

         (c) Executive shall not be entitled to payments during the Severance Period attributable to compensation for vacation periods he would have earned had his employment continued during the Severance Period or to unused vacation periods accrued as of the date of termination of employment.

         (d) During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to club memberships, and expenses for professional services.

         Compensation under Section 9(a) and (b) hereof is contingent upon Executive's compliance with Section 13 hereof.

         10. TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time upon sixty (60) days prior written notice. Upon such termination by Executive, the Employer shall pay the Executive only his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement, except for the payout of benefits accrued under any Employee Benefit Plans or other employee benefits.

         11. SETOFF. With respect to Section 9, payments or benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.

         12. DEATH. If Executive dies during the Severance Period:

         (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to his surviving spouse. On the death of the survivor of Executive and his spouse, no further benefits will be paid under the Agreement.

         (b) The spouse and family of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death to the extent possible.



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         Any benefits payable under this Section 12 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.

         13. RESTRICTIVE COVENANTS.

         (a) Confidential Information. Executive agrees not to disclose, either during the time he is employed by the Employer or following termination of his employment hereunder, to any person (other than a person to whom disclosure is necessary in connection with the performance of his duties as an employee of Employer or to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.

         (b) Non-Competition. During the term of employment provided hereunder and for a period of one year after termination of employment, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of termination or expiration of this Agreement, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof.

         (c) Non-Solicitation. During the term of employment provided for hereunder and for a period of one year after termination of employment Executive will not (i) directly or indirectly solicit business which could reasonably be expected to conflict with the interest of Employer or any Affiliate of Employer from any entity, organization or person which has contracted with the Employer or any Affiliate of Employer, which has been doing business with the Employer or any Affiliate of Employer, from which the Employer or any Affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any Affiliate of Employer was going to solicit business at the time of termination of employment, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer or any Affiliate of Employer.



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         (d) Consultation. Executive shall, at the Employer's written request, for a period of one year after termination of employment cooperate with the Employer in concluding any matters in which Executive was involved during the term of his employment and will make himself available for consultation with the Employer on other matters otherwise of interest to the Employer. The Employer agrees that such requests shall be reasonable in number and will consider Executive's time required for other employment and/or employment search. Executive shall be reimbursed for ordinary and necessary expenses incurred by Executive on behalf of Employer and its Affiliates, in providing consultation, upon presentation of vouchers in accordance with the usual and customary procedures of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefore.

         (e) Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 13 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

         (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the agreement and covenants contained in this Section 13 shall not terminate upon Executive's termination of his employment with the Employer or upon the termination of this Agreement under any other provision of this Agreement.

         14. VACATION. During each year of this Agreement, Executive shall be entitled to four (4) weeks paid vacation.

         15. HEALTH AND WELFARE BENEFITS; PROFIT-SHARING PLANS. In addition to the benefits specifically provided for herein, Executive and his family shall be entitled to participate in all health and welfare benefit plans maintained by the Employer for executive or managerial employees generally according to the terms of such plans, including Executive Long Term Disability coverage (which is an individual medically underwritten policy and subject to a physical examination for eligibility). Executive shall be entitled to participate in any profit-sharing, retirement or similar plans established by Employer in which executive or managerial employees of Employer participate, including any such plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and any such plan providing supplemental executive retirement benefits.

         16. EXECUTIVE ASSIGNMENT. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or



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debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

         17. BENEFITS UNFUNDED. All rights of Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

         18. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Executive, or to its principal office in the case of the Employer and the date of receipt shall be deemed the date which such notice has been provided.

         19. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         20. ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive acknowledges that the services to be rendered by him are unique and personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         21. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         22. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

         23. HEADINGS. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         24. DEFINITIONS. For purposes of this Agreement:

         (a) "Affiliate" shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.



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         (b)      "Good Cause" shall be deemed to exist if, and only if:

                  (i) Executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing, or material non-compliance with written directives approved by the Board of Directors which are materially injurious to Employer;

                  (ii) Executive is convicted of a violation involving fraud or dishonesty; or

                  (iii) Executive's unexcused failure to report to work for twenty (20) consecutive days, except in the event of time taken for vacation, disability, sickness or business travel.

                  Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was unlawful in connection with any action taken by Executive in connection with his duties, it shall not constitute Good Cause.

         (c) "Severance Period" shall mean the period beginning on the date the Executive's employment with Employer terminates without Good Cause under circumstances described in Section 9 and ending 15 months thereafter.

         (d) "Welfare Plans" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

         25. ARBITRATION. If any dispute, controversy, or claim arises out of, or is related to, this Agreement, or the breach thereof, the parties hereto shall first make their best efforts to resolve such dispute, controversy, or claim informally. If it cannot be resolved informally, the dispute, controversy, or claim shall be settled by arbitration before a single (1) arbitrator in accordance with the rules of the American Arbitration Association. The arbitration shall proceed under rules mutually agreed upon by the parties hereto or, if the parties are unable to agree on rules for the arbitration, shall follow the rules of the American Arbitration Association. Arbitration costs shall be borne equally by the parties; each party shall bear the costs of its own counsel and technical or consulting support in connection with the arbitration.

         26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         27. SEVERABILITY. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event



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that Section 13(b) is determined by a court of competent jurisdiction to be invalid due to overbreadth, such Section 13(b) shall be constructed as narrowly as necessary to be enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.




                                        ----------------------------------------
                                        Robert A. Mayer


                                        COVENTRY CORPORATION



                                    By:
                                        ----------------------------------------
                                        Allen F. Wise
                                        President and Chief Executive Officer


                                        HEALTHAMERICA PENNSYLVANIA, INC.



                                    By:
                                        ----------------------------------------






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                                                                     EXHIBIT "A"

                              COVENTRY CORPORATION
                           EXECUTIVE RELOCATION POLICY

PURPOSE:

This policy outlines the nature of financial assistance provided to executives who are relocating at the request and for the benefit of the Company.

ADMINISTRATION:

Relocation under this policy will be coordinated through Human Resources. Any exceptions to this policy must receive prior approval by the President of the Company.

GENERAL PROVISIONS:

1) Eligibility - Subject to the limitations and exclusions set out herein, all executives who relocate their residence at the request of the Company are eligible for the benefits described in this policy. The new assignment must result in at least a fifty (50) mile increase in the distance from the executive's former residence to his/her business location for moving expenses to be paid.

2) Benefit Period - Eligible executives will be allowed six (6) months from the effective date of their transfer to complete and apply for relocation reimbursement.

3) Eligible Expenses - Only the necessary and reasonable expenses incurred as a direct result of the move which are covered by this policy are eligible for payment or reimbursement. These expenses typically relate to:

         - House Hunting
         - Temporary Living
         - Travel to New Location
         - Movement of Household Goods
         - Miscellaneous Moving Allowance
         - Sale of Former Residence
         - Purchase of a New Residence
         - Equity Advance
         - Mortgage Supplement
         - Taxes

HOUSE HUNTING TRIP:

One house hunting trip of two to three days for executive and spouse is provided. A second and third trip may be allowed with the approval of the President of the Company. Covered expenses include:

      - Transportation (by air, coach rate & car rental; by car, prevailing mileage reimbursement rate)
      - Meals
      - Lodging
      - Reasonable incidental expenses, such as child care



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TEMPORARY LIVING FOR EXECUTIVE PRIOR TO MOVE:

If temporary living expenses are needed by the executive prior to the move of family and/or household goods to the new work location, Coventry will provide the following for a period not to exceed sixty (60) days:

         - Temporary living accommodations
         - Transportation home every other weekend
         - $50 per week for incidental expenses

TRAVEL TO NEW WORK LOCATION:

Coventry will reimburse the cost of transportation by automobile (at the prevailing mileage reimbursement rate) or air (at coach rates) for the executive and family, including lodging, meals, and tolls while in transit between old and new locations via the most direct route with no extra stop oversee.

TEMPORARY LIVING FOR FAMILY AT TIME OF MOVE:

If it is necessary for the family to set up temporary living quarters in the new work location until the household goods arrive, the policy provides for the reimbursement of meals and lodging for up to 30 days. This allowance is intended to cover situations resulting from a delay in delivery of the moving company or from a delay in the completion or availability of quarters at the new location.

MOVEMENT OF HOUSEHOLD GOODS:

The following items/services will be directly paid by Coventry for the movement of household goods:

     - Packing, crating, shipping, unpacking, insurance, storage and removal of household goods and belongings.
     - Cost of disconnecting and reconnecting washer, dryer, refrigerator, freezer and stove.
     - Transportation of two (2) automobiles:
            - If distance from former location to new location is less than 500 miles, reimbursement will be made for the driving of one vehicle at current prevailing reimbursement rate, and the shipping of the other vehicle on a common carrier.
            - If distance is greater than 500 miles, both vehicles may be transported via common carrier.
     - Expenses associated with the rental of a trailer hitch and any extra tolls associated with towing a boat, camper or trailer.
     - Storage of household goods at the carrier's warehouse for a period of 30 days in those cases where occupancy of the new residence has been delayed.

NOTE: Recreational vehicles such as snowmobiles, motorcycles and trail bikes, and motorized equipment such as lawn mowers, snowblowers or lawn equipment are authorized for transport in the van as long as the fuel and oil have been drained.

The following items/services are not covered:

     - Household cleaning services.
     - Removal or installation of drapes, wall-to-wall carpeting, or related items.
     - Pick-up and delivery charges at locations other than the primary residence.
     - The disassembly and assembly of fixtures and utilities such as wood stoves, water softeners, swing sets, utility sheds, above ground pool, spas, etc.
     - Transporting high weight low value items such as firewood, coal, building material, etc.
     - Transporting perishable foods, liquor or plants.
     - Boarding or transporting household pets.
     - Transporting combustible items such as ammunition, oil-based paints, kerosene and other flammable


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       liquids and fuel.
     - Transporting boats, farm animals, spas and other unusual items.
     - Transporting non-operable automobiles.
     - Transporting articles of great monetary or sentimental value such as jewelry, furs, stamp and coin collections, stocks/bonds, wills, photos or other important documents.

MISCELLANEOUS MOVING ALLOWANCE:

Coventry will provide an additional one month's salary to executives who are homeowners to assist with incidental expenses associated with moving. Such expenses might include:

     - Increased homeowner's insurance premiums (when house is vacated and unsold)
        - On-going utility bills
        - Lawn maintenance
        - Transporting and/or kenneling of household pets
        - New driver's license
        - Automobile registration
        - Telephone installation charges
        - Special home wiring and utility hook-ups
        - Installation of drapes
        - Carpet clearing
        - Cable and antennae hook-ups
        - Any other relocation expenses not covered under Coventry's

Relocation Policy

For executives who are renting and do not own homes, the payment will be $500.

Any unused portion of this benefit is yours to keep, it does not need to be repaid to Coventry.

SALE OF FORMER RESIDENCE:

In order to assist an executive in the sale of his/her home when transferring at the company's request, Coventry has retained a relocation management company to provide the relocating executive an opportunity to dispose of their primary residence at a realistic and competitive price. The executive may elect to enter a home marketing assistance program or may, through his own efforts, put his current home on the market for 60 days. At the end of the 60-day period Coventry will, or at any time during the 60-day period Coventry may take over all responsibility for the costs, marketing and sale of the home (at the appraised fair market value) through a relocation management company.

Self-Sale Program

         Under this program, for 60 days, the executive will be selling his/her home independently or through his/her selected real estate agent and closing the home on his/her own. The executive will still be eligible for the 2% incentive sales bonus and reimbursement of normal and customary home selling and closing costs. Closing costs will be entirely non-deductible for federal tax purposes and are considered taxable income to the executive. Tax gross-ups will not be provided by Coventry.


Home Marketing Assistance Program

         This program has been designed to maximize the possibility of finding a buyer for the executive's home and offers the executive incentives to find a buyer. All reimbursable expenses associated with the sale of the executive's home are directly billed to Coventry by the third party homesale company.



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         The executive should not list their home for sale on their own or with a real estate agent. To assist the executive in getting the maximum sales price for their home, a home marketing assistance firm, paid for by Coventry, will provide the executive marketing advice and assistance. The executive must accept this assistance in order to be eligible for the third party buy-out option. The marketing assistance firm will provide the executive the choice of two local, reputable real estate companies. An agent from each of these companies will contact the executive and create a specific marketing strategy. In order to be eligible for the third party buy-out option, the executive must select one of the two designated real estate agents to list his/her property. The selected agent will assist the executive in setting a competitive price based on their market analysis.

         The executive should list their home within approximately five to seven days after having been initiated into the home marketing process after establishing the list price, the executive is to sign a listing agreement with a real estate agency to place their home on the market. It is recommended that the initial listing agreement be in effect for 90 days with a 30-day extension option. The listing agreement must include an exclusion clause as follows:

"This listing Agreement is subject to the following provisions:

It is understood and agreed that regardless of whether or not an offer is presented by a ready, willing and able buyer:

         1. No commission or compensation shall be earned by, or be due and payable to, broker until sale of the property has been consummated between seller and buyer, and deed delivered to the buyer and the purchase price delivered to the seller;

         2. The sellers reserve the right to sell the property at any time to Coventry or its agent. Upon the execution by Coventry or its agent and me (us) of an agreement of sale with respect to the property, this Listing Agreement shall immediately terminate without obligation on my (our) part or on the part of any named prospective purchaser to either pay the commission or to continue this listing."

This clause simply protects Coventry from paying a double commission on the same property.

Fifteen days after the executive lists his/her home for sale in the home marketing assistance program, the third party buy-out offer program is initiated. The third party buy-out offer is based on the average of two appraisals, if the difference between the two is five percent or less. If the difference is more than five percent, a third appraisal will be ordered and the average of the three appraisals will determine the third party offer price. The executive will have sixty (60) days from the date the third party company makes an offer to accept the third party buy-out offer.

During the sixty-day offer period, the executive may:

      - Accept the third party buy-out offer at any time after the thirtieth day of the sixty-day offer period.
      - Find a potential buyer who submits an acceptable offer resulting in an amended value transaction and turn it over to the third party company for closing. The executive is to contact his/her home marketing and third party coordinators immediately and is not to accept the offer, a deposit or down payment or sign any agreement. If the offer proves to be a bona fide offer, only contingent upon financing, the executive's contract will be amended to the buyer's sales price by the third party company. If this offer is ratified by the third party company, Coventry will pay the executive a 2% sales incentive bonus based on the net sales price of the executive's home. As an added incentive, Coventry will honor the executive's third party offer if the executive finds a buyer willing to pay 97% of the appraised value (based on the net sales price). The incentive bonuses are paid through payroll and is taxable income to the executive with appropriate taxes being withheld.
      - Reject the third party buy-out offer at the end of the sixty-day offer period and continue to market on his/her own. Coventry will reimburse direct home selling costs, provided the closing occurs within 12 months of the executive's transfer date. If the executive's home is not sold within the 12 month period, no closing costs will be paid by Coventry on behalf of the executive. All expenses through the final close date, including carrying costs, upkeep and marketing costs are the executive's responsibility. Closing cost reimbursements are considered as income and will not be tax deductible on the executive's federal return or GROSSED-UP BY COVENTRY FOR TAX PURPOSES. By rejecting the third party buy-out offer, the executive waives all rights to a guaranteed selling price from Coventry or its agent and is not eligible for reinstatement in the program.


Covered/Reimbursable Homesale Expenses

The following expenses will be billed directly to Coventry for executives in the Home Marketing Assistance Program and reimbursed to executives who choose the Self-Sale Program:

      - Real estate brokerage commission not to exceed 6%, without prior Coventry approval
      -  Attorney's fees and title fees
      -  Transfer and/or documentary taxes the seller is required to pay
      -  Homeowner's warranty paid for by seller, up to $350
      -  Inspection and recording fees normally charged to the seller
      - Other customary fees directly related to the sale but which have not been incurred by choice by the seller, such as escrow fees and tax service fees.

Non-Covered/Non-Reimbursable Expenses

The following expenses are not covered for executives in either program:

      - Discount points paid by the seller to assist the buyer in getting a mortgage
      - Real estate and personal property taxes prepaid items such as interest, insurance and annual assessment
      -  Incentives such as points and selling agent bonuses
      -  All other expenses which are normally paid by the buyer in that area
      - Any and all expenses related to post-closing obligations, problems or disputes raised by a subsequent purchaser or representative of a purchaser including, but not limited to, matters relating to fraud, liens, disclosure or title

PURCHASE OF A NEW RESIDENCE

Coventry will reimburse the executive for closing costs involved with the purchase of a new residence if they own a home which is used as their primary residence. The following are typical closing expenses:

         -  Attorney fees
         -  Title search/insurance
         -  Appraisal (if required)
         -  Survey (if required)
         -  Document preparation fees
         -  Recording fees
         -  Credit report
         - Loan origination and/or mortgage discount fees up to two (2) total points
         -  Cost of other required services

EQUITY ADVANCE

If the executive cannot sell his/her former residence before buying a new home, the executive may receive an equity advance of up to 95% of the equity in their home. This advance may only be initiated after the third party company receives and ratifies the executive's executed Contract of Sale; documented proof of need, a purchase contract and approval by Coventry are also required. If the executive is not in need of an equity advance, the equity will be paid when the executive vacates his/her home or signs the third party Contract of Sale, whichever is later.

MORTGAGE SUPPLEMENTS

After the executive purchases his/her new home, and if the executive's old home has not been sold, Coventry will reimburse utilities, mortgage interest (not principal), real estate taxes, dwelling insurance, Homeowner Association Fees and condominium fees on a prorated basis for up to 30 days. Up to an additional three (3) months of duplicate house payments may be allowed with the approval of the President of the Company. Appropriate documentation is required.

COST OF LEASE TERMINATION FOR RENTERS

Renters who are unsuccessful in severing a lease without penalty will be reimbursed up to four (4) months' rent for which the executive may be held liable, including any prepayment penalty or deposit.

TAXES

Most of the payments or reimbursements made to or on behalf of the executive under this policy are considered "income" for federal and state income tax purposes, and will be reported on the executive's W-2. Some of the payments may be deducted by the executive and some may not. Coventry will provide detailed information as to which items are deductible at the time that it provides the W-2 form. For those items which are non-deductible, Coventry will provide additional compensation in the executive's tax withholding account to cover any added taxes incurred, except for the closing costs incurred as a result of the executive electing the Self-Sale Program and miscellaneous expenses. This is called "grossing up" the benefit, and means that the executive will be compensated for the additional income taxes caused by the relocation benefits provided by Coventry.

Moving expenses reimbursed by Coventry which would have been deductible had the executive directly paid for them, will be excluded from federal taxation and will not be reported as taxable federal wages on the executive's W-2.

Coventry will prepare an executive moving expense form, IRS Form 47827 at the end of each year in which an executive receives taxable reimbursements related to relocation. This form provides a detailed breakdown of reimbursements or payment for moving expenses to assist the executive in completing his/her tax return.

VOLUNTARY TERMINATION BY EXECUTIVE

In the event an executive receiving benefits under this policy voluntarily terminates his/her employment within one year of the report date at his/her new assignment, those fees, expenses and other monetary benefits the executive has received under the policy must be reimbursed to Coventry in accordance with the schedule provided below. The executive will be required to sign a reimbursement agreement, evidencing such obligation.

Length of Service from Report Date                            Amount
----------------------------------                            ------
         1st month                                            100%
         2nd month                                             95%
         3rd month                                             90%
         4th month                                             85%
         5th month                                             80%
         6th month                                             75%
         7th month                                             65%
         8th month                                             55%
         9th month                                             45%
         10th month                                            35%
         11th month                                            25%
         12th month                                             0%

                        EXECUTIVE REIMBURSEMENT AGREEMENT

In order to receive relocation benefits, the Executive Reimbursement Agreement must be signed and returned to Human Resources prior to commencement of benefits application.

Executive Name:                      Robert A. Mayer

Social Security Number:
                                     ---------------------------------------
Effective Date of Job Assignment:
                                     ---------------------------------------
Department:
                                     ---------------------------------------

This Agreement is effective as of date signed. It is between the Company ("Employer") and

                                 Robert A. Mayer

1. As of the effective date of this Agreement, Employer has or will spend a sum of money for the purpose of reassigning Executive and Executive's eligible household members to Employer's new work location.

2. Prior to the effective date of this Agreement, Executive was given a Relocation Guide, which is incorporated herein by reference. This Guide sets forth those items which Employer will either pay on behalf of Executive or reimbursement to Executive, including, but not limited to, those expenses associated with the sale and purchase of a primary residence, househunting trips, mortgage subsidy assistance, renter's expenses, final move travel expenses, movement of household goods, temporary living expenses, automobile expenses, miscellaneous moving allowance and tax treatment.

3. In consideration of Employer spending this money on the above items, Executive agrees to remain employed with Employer for at least one (1) year from the date the Executive is assigned to commence working in the new work location.

Should the Executive voluntarily resign (or involuntarily be terminated due to gross misconduct) prior to twelve (12) months from the date executive is assigned to commence working in the new location, Executive will reimburse Employer for those expenses incurred by Employer as set forth in the Company's Executive Relocation Policy according to the schedule, set forth below:

Length of Service from Report Date                           Amount
----------------------------------                           ------
         1st month                                            100%
         2nd month                                             95%
         3rd month                                             90%
         4th month                                             85%
         5th month                                             80%
         6th month                                             75%
         7th month                                             65%
         8th month                                             55%
         9th month                                             45%
         10th month                                            35%
         11th month                                            25%
         12th month                                             0%

Further, I confirm that neither I nor any other household member is receiving relocation benefits from any other company or source. I acknowledge that relocation benefits paid by the Company would be subject to reduction, if benefits were also paid by another source.


-----------------------------------------------        --------------------
Robert A. Mayer                                        Date


-----------------------------------------------        --------------------
Allen F. Wise,                                         Date
President and Chief Executive Officer
Coventry Corporation